Exhibit 8.1

List of Subsidiaries

Name	Jurisdiction of Incorporation	Percentage of Ownership
ARB IOT (M) Sdn Bhd	Malaysia	100%
Lumetrix Systems Sdn Bhd (FKA ARB IOT Group Sdn Bhd)	Malaysia	100%
Averion Technologies Sdn Bhd (FKA ARB AI Agro Sdn Bhd)	Malaysia	100%
Zyphera Systems Sdn Bhd (FKA ARB Agro Technology Sdn Bhd)	Malaysia	100%
Veltrion Systems Sdn Bhd (FKA ARB Robotic Sdn Bhd)	Malaysia	100%
Crestwave Digital Sdn Bhd (FKA ARB Intelligence Sdn Bhd)	Malaysia	100%
ARB Databook Pte Ltd	Singapore	Controlled by trust deed contract
Velocentra Systems Sdn Bhd	Malaysia	100%
Orvion Technologies Sdn Bhd	Malaysia	100%